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                                                                    EXHIBIT 11.1

                                 MCLEOD, INC.

                        COMPUTATION OF LOSS PER COMMON
                          AND COMMON EQUIVALENT SHARE


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

                                                    YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------
                                               1994             1995              1996
                                        ----------------   ---------------   ---------------
Computation of weighted average
  number of common shares
  outstanding and common
  equivalent shares:(A)
Common shares, Class A,
  outstanding at the beginning
  of the period......................      11,993,760         14,455,981         15,387,981
Common shares, Class B,
  outstanding at the beginning
  of the period......................       5,625,000          7,670,457         15,625,929
Weighted average number of
  shares issued during the
  period(C)..........................       3,859,959               --            8,473,219
Weighted average number of
  shares purchased for the
  treasury during the period.........         (14,918)              --                  --
Weighted average number of
  shares reissued from the
  treasury during the period.........              --             22,191               --
Common equivalent shares
  attributable to stock options
  granted(B).........................       5,018,605          5,018,605          2,509,303
Common stock issued(C)...............       9,887,510          9,887,510             23,438
                                        ----------------   ---------------   ---------------
Weighted average number of
  common and common equivalent
  shares.............................      36,369,916         37,054,744         43,018,970
                                        ================   ===============   ===============
Net loss.............................    $(11,425,963)      $(11,328,939)      $(22,346,479)
                                        ================   ===============   ===============

Loss per common and common
  equivalent share...................    $      (0.31)      $      (0.31)         $   (0.52)
                                        ================   ===============   ===============
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(A) All shares have been adjusted to give effect to the 3.75 for 1 stock split effected in the form of a stock dividend effective March 28, 1996.

(B) All stock options are anti-dilutive, however, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), stock options granted with exercise prices below the assumed initial offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement filed in connection with the Company's initial public offering have been included in the calculation of common stock equivalent shares as if they were outstanding for all periods through June 30, 1996, the quarter in which the initial public offering was declared effective.

(C) All stock issued during the year ended December 31, 1995 was within the twelve-month period discussed in (B) above. As a result, the shares issued at prices below the assumed initial public offering price during this period have been included in the calculation as if they were outstanding for all periods presented. For the year ended December 31, 1996, the shares of Class A and B common stock issued during the year ended December 31, 1995 are shown as shares outstanding at the beginning of the period.